EXHIBIT 10.1

EMPLOYMENT AGREEMENT

FOR

MICHAEL D. DEVLIN

This Employment Agreement (the “Agreement”) is effective as of the 1st day of October, 2010 (the “Effective Date”), by and between Cape Bank, a New Jersey chartered stock bank (the “Bank”), with its principal offices at Cape May Court House, New Jersey, and Michael D. Devlin (“Executive”).  Any reference herein to the “Company” shall mean Cape Bancorp, Inc., the holding company of the Bank.

WHEREAS, Executive is serving as Chief Executive Officer and President of the Bank and the Bank wishes to assure itself of the services of Executive as an officer of the Bank for the period provided in this Agreement; and

WHEREAS, in order to induce Executive to remain in the employ of the Bank and to provide further incentive for Executive to achieve the financial and performance objectives of the Bank, the parties desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the terms and conditions hereinafter provided, the parties hereby agree as follows:

1.	POSITION AND RESPONSIBILITIES

During the term of this Agreement Executive agrees to serve as Chief Executive Officer and President of the Bank, and will perform all duties and will perform all duties and will have all powers generally associated with such position.  Without limiting the generality of the foregoing, Executive will be responsible for the overall management of the Bank, and shall be responsible for establishing the business objectives, policies and strategic plans of the Bank, in conjunction with the Board of Directors of the Bank (the “Board”). Executive also shall be responsible for providing leadership and direction to all departments or divisions of the Bank, and shall be the primary contact between the Board and officers and employees of the Bank.  As President and Chief Executive Officer, Executive shall directly report to the Board.  Executive also shall be nominated as a member of the Board, subject to election by members or shareholders of the Bank, as the case may be. Executive also agrees to serve, if appointed or elected, as a director of the Bank or the Company, and as an officer and/or director of any subsidiary or affiliate of the Bank or the Company.

2.	TERM

(a)           Term and Annual Review.  The term of this Agreement will begin as of the Effective Date and will continue for twenty-four (24) full calendar months thereafter.  Within ninety (90) days before each anniversary of the Effective Date of this Agreement (the “Anniversary Date”), the Chief Executive Officer of the Bank shall provide a recommendation to the Board of Directors (“Board”) regarding the renewal or nonrenewal of the Agreement.  On the basis of the Chief Executive Officer’s recommendation, the disinterested members of the Board or, in the Board’s discretion, a Committee designated by the Board, will conduct a comprehensive performance evaluation and review of Executive for purposes of determining whether to extend this Agreement for an additional year, and the results thereof, along with the Chief Executive Officer’s recommendation, will be included in the minutes of the Board’s or Committee’s meeting, as applicable.  On the basis of the results of the foregoing, the disinterested members of the Board or Committee, as applicable, may extend the term of this Agreement for an additional year such that the remaining term shall be twenty-four (24) months, and notice of such extension shall be provided to Executive. If such notice is not provided to Executive, the term of this Agreement will end twelve (12) months following such Anniversary Date.   Notwithstanding the foregoing, in the event that at any time prior to the Anniversary Date the Company or the Bank has entered into an agreement to effect a transaction which would be considered a Change in Control under Section 7(a) hereof, then the term of this Agreement shall be extended and shall terminate twenty-four (24) months following the date on which the Change in Control occurs.

(b)           Continued Employment Following Expiration of Term.  Nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the term of this Agreement, upon such terms and conditions as the Bank and Executive may mutually agree.

3.	LOYALTY AND OUTSIDE ACTIVITIES

During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence pursuant to Section 4(d) hereof, Executive will devote all of his business time, attention, skill and efforts to the faithful performance of his duties under this Agreement, including activities and duties directed by the Board.  Notwithstanding the preceding sentence, subject to the approval of the Board, Executive may serve as a member of the board of directors of business, community and charitable organizations, provided that in each case such service shall not materially interfere with the performance of his duties under this Agreement, adversely affect the reputation of the Bank, or present any conflict of interest, Executive will present annually to the Board for its review and prior approval, a list of organizations in which Executive is participating or proposes to participate.

4.	COMPENSATION AND REIMBURSEMENT

(a)           Base Salary.  In consideration of Executive’s performance of the responsibilities and duties set forth in Section 1, the Bank will provide Executive the compensation specified in this Agreement.  The Bank will pay Executive a salary of $300,000 per year (the “Base Salary”).  Such Base Salary will be payable  in accordance with the customary payroll practices of the Bank.  During the term of this Agreement, the Board, or a Committee designated by the Board, will review Executive’s Base Salary at least annually, and the Board may increase, but not decrease Executive’s Base Salary (except for a decrease that is not in excess of any decrease that is generally applicable to all senior management of the Bank).  Any increase in Base Salary will become the “Base Salary” for purposes of this Agreement.

(b)           Bonus and Incentive Compensation.  Executive will be entitled to participate in any incentive compensation and bonus plans or arrangements of the Bank.  Such incentive compensation will be paid in accordance with the terms of such plans or arrangements, or on a discretionary basis by the Board or a Committee designated by the Board.  Nothing paid to Executive under any such plans or arrangements will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.

(c)           Benefit Plans.  Executive will be entitled to participate in all employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or otherwise deriving benefit from immediately prior to the beginning of the term of this Agreement, subject to the terms and provisions of such plan documents.  The Bank will not, without Executive’s prior written consent, make any changes in such plans, arrangements or perquisites which would adversely affect Executive’s rights or benefits thereunder, unless such adverse effect resulting from such changes applies generally in a proportionate manner to all participants under the affected plan, arrangement or perquisite or such adverse effect is otherwise required by law.  Without limiting the generality of the foregoing provisions of this Section 4(c), Executive also will be entitled to participate in or receive benefits under any employee benefit plans including but not limited to, stock benefit plans, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

(d)           Vacation and Leave.  Executive will be entitled to paid vacation time each year during the term of this Agreement (measured on a fiscal or calendar year basis, in accordance with the Bank’s usual practices), as well as sick leave, holidays and other paid absences in accordance with the Bank’s policies and procedures for senior executives.  Any unused paid time off during an annual period will be treated in accordance with the Bank’s personnel policies as in effect from time to time.

(e)           Expense Reimbursements.  During the term of this Agreement, the Bank will pay or reimburse Executive for all reasonable travel, entertainment and other reasonable expenses incurred by Executive during the course of performing his obligations under this Agreement, including, without limitation, fees for memberships in such organizations as Executive and the Board mutually agree are necessary and appropriate in connection with the performance of his duties under this Agreement, upon substantiation of such expenses in accordance with applicable policies and procedures of the Bank, provided, however, that in no event will such reimbursement be made later than sixty (60) days following the end of the year during which such expense was incurred.

5.	WORKING FACILITIES

The Bank will provide Executive at his principal place of employment, an office and other support services and facilities suitable to his position with the Bank and necessary or appropriate in connection with the performance of his duties under this Agreement.

6.	TERMINATION AND TERMINATION PAY

Subject to Section 7 of this Agreement which governs a termination in the event of a Change in Control, Executive’s employment under this Agreement may be terminated in the following circumstances:

(a)           Death.  Executive’s employment under this Agreement will terminate upon his death during the term of this Agreement, in which event Executive’s estate or beneficiary will receive the compensation due to Executive through the last day of the calendar month in which his death occurred, and the Bank will continue to provide for Executive’s family non-taxable medical and dental benefits for one (1) year after Executive’s death.

(b)           Retirement.  This Agreement will terminate upon Executive’s “Retirement” under the retirement benefit plan or plans of the Bank in which he participates.  Executive will not be entitled to the termination benefits specified in Section 6 or 7 hereof in the event of termination due to Retirement.  For purposes of this Agreement, termination of Executive’s employment based on retirement shall include termination of Executive’s employment by the Board for any reason after Executive attains the age of sixty-five (65).

(c)           Disability.

(i)
The Board may, by written notice, terminate Executive’s employment after having determined Executive is “Disabled.”  For purposes of this Agreement, Executive will be considered “Disabled” and the Board will have the right to terminate this Agreement due to Executive’s Disability, if a physical or mental infirmity exists that impairs Executive’s ability to substantially perform his duties under this Agreement and that results in Executive’s becoming eligible for long-term disability benefits under a long-term disability plan of the Bank (or if the Bank has no such plan in effect, that impairs Executive’s ability to substantially perform his duties under this Agreement for a period of one hundred eighty (180) calendar days).  The Board shall determine in good faith, based upon competent medical advice and other factors that the Board reasonably believe to be relevant, whether or not Executive is or continues to be Disabled for purposes of this Agreement.  As a condition to any benefits, the Board may require Executive to submit to such physical or mental evaluations and tests as it deems reasonably appropriate, at the Bank’s expense.

(ii)
In the event the Board determines that Executive is Disabled, Executive will no longer be obligated to perform services under this Agreement.  In addition, the Bank will cause to be continued for a period of two (2) years, life insurance and non-taxable medical and dental coverage substantially identical to the coverage maintained by the Bank for Executive prior to his termination, provided, however, that if earlier, such medical and dental coverage shall cease on the date Executive becomes eligible for Medicare coverage unless Executive is covered by family coverage or coverage for self and a spouse, in which case Executive’s family or spouse shall continue to be covered for the remainder of the two (2) year period.

(d)           Termination for Cause.

(i)
The Board may by written notice to Executive in the form and manner specified in this paragraph, immediately terminate Executive’s employment at any time for “Cause.”  Executive shall have no right to receive compensation or other benefits for any period after termination for Cause, except for already vested benefits.  Termination for Cause shall mean termination because of, in the good faith determination of the Board, Executive’s:

(1)	material act of dishonesty in performing Executive’s duties on behalf of the Bank or incompetence in the performance of such duties;

(2)	willful misconduct that in the judgment of the Board will likely cause economic damage to the Bank or injury to the business reputation of the Bank;

(3)	breach of fiduciary duty involving personal profit;

(4)	intentional failure to perform stated duties under this Agreement after written notice thereof from the Board;

(5)
willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflect adversely on the reputation of the Bank, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or

(6)	material breach by Executive of any provision of this Agreement.

(ii)
Notwithstanding the foregoing, Executive’s termination for Cause will not become effective unless a majority of the entire membership of the Board has adopted a resolution determining that in the good faith opinion of the Board, Executive was guilty of the conduct described above.  For purposes of this definition, no act or failure to act by the Executive shall be considered willful, unless done, or omitted to be done, by him not in good faith without a reasonable belief that his action or omission was in the best interest of the Bank.

(e)           Voluntary Termination by Executive.  In addition to his other rights to terminate his employment under this Agreement, Executive may voluntarily terminate employment during the term of this Agreement upon at least sixty (60) days prior written notice to the Board.  Upon Executive’s voluntary termination, he will receive only his compensation and vested rights and benefits to the date of his termination.  Following his voluntary termination of employment under this Section 6(e), Executive will be subject to the restrictions set forth in Sections 9(a) and 9(b) of this Agreement.

(f)           Termination Without Cause or With Good Reason.

(i)
In addition to termination pursuant to Sections 6(a) through 6(e), the Board may, by written notice to Executive, immediately terminate his employment at any time for a reason other than Cause (a termination “Without Cause”), and Executive may, by written notice to the Board, terminate this Agreement at any time within sixty (60) days following an event constituting “Good Reason,” as defined below (a termination “With Good Reason”).  Notwithstanding the foregoing, in the event of Executive’s notice of termination for Good Reason, the Bank shall have a thirty (30) day period in which to cure the event giving right to the Good Reason termination, however, the Bank may waive such right.  Any termination of Executive’s employment, other than Termination for Cause, shall have no effect on or prejudice the vested rights of Executive under the Bank’s qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or other employee benefit plans or programs, or compensation plans or programs in which Executive was a participant.

(ii)
Subject to Subsection 6(f)(iv) of this Agreement, in the event of termination under this Section 6(f), the Bank will, within ten (10) calendar days of Executive’s termination of employment, make a lump-sum cash payment to Executive equal to two (2) times Executive’s Base Salary and average bonus earned (other than signing and retention bonuses) during the three (3) years prior to the year in which the termination occurs.  In addition, the Bank will cause to be continued life insurance and medical and dental coverage substantially identical to the coverage maintained by the Bank for Executive prior to his termination for a period of two (2) years, at no cost to the Executive, provided, however, that if earlier, such medical and dental coverage shall cease: (i) on the date Executive becomes eligible for Medicare coverage unless Executive is covered by family coverage or coverage for self and a spouse, in which case Executive’s family or spouse shall continue to be covered for the remainder of the two (2) year period, or (ii) the date Executive becomes entitled to substantially similar coverage to that provided by the Bank through another employer.

(iii)	“Good Reason” exists if, without Executive’s express written consent, any of the following occurs during the term of this Agreement:

(1)	a failure to elect or reelect or to appoint or reappoint Executive as Chief Executive Officer and President;

(2)	a material change in Executive’s position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1 above;

(3)	a liquidation or dissolution of the Bank other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of Executive;

(4)
a reduction in Executive’s Base Salary or benefits (other than a reduction authorized under Section 4(a), hereof) or by reduction in salary or material reduction in benefits below the amount to which Executive was entitled to receive prior to the Change in Control, provided, however, that a reduction or elimination of Executive’s benefits under one or more benefit plans maintained by the Bank as part of a good faith, overall reduction or elimination of such plans or benefits applicable to all participants in a manner that does not discriminate against Executive (except as such discrimination may be necessary to comply with law), will not constitute an event of Good Reason or a material breach of this Agreement; or

(5)	a relocation of Executive’s principal place of employment by more than fifty (50) miles from its location as of the date of this Agreement; or

(6)	a material breach of this Agreement.

(iv)
Notwithstanding the foregoing, Executive shall not be deemed to have a termination of employment unless and until the Executive has a Separation from Service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  For purposes of this Agreement, a “Separation from Service” shall have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by the Executive after the date of the termination (whether as an employee or as an independent contractor) or the level of further services performed will not exceed 49% of the average level of bona fide services in the thirty-six (36) months immediately preceding the termination.  For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).   If Executive is a “Specified Employee,” as defined in Code Section 409A and any payment to be made under Section 6(f) shall be determined to be subject to Code Section 409A, then if required by Code Section 409A, such payment or a portion of such payment (to the minimum extent possible) shall be delayed and shall be paid on the first day of the seventh month following Executive’s Separation from Service.

(g)           Termination and Board Membership.  To the extent Executive is a member of the Board on the date of termination of employment with the Bank (other than a termination due to Retirement or in connection with a Change in Control), Executive will resign from the Board immediately following such termination of employment with the Bank, and this Section 6(g) shall be deemed to constitute notice of Executive’s resignation for purposes of Section 8 hereof.  Executive will be obligated to tender this resignation regardless of the method or manner of termination (other than termination due to Retirement or in connection with a Change in Control), and such resignation will not be conditioned upon any event or payment.

(h)           Changes in Law Affecting the Provision of Benefits.  Notwithstanding anything herein to the contrary, if as the result of any change in, or interpretation of, the laws applicable to the payments or provisions of benefits hereunder, such payments or provisions are deemed illegal or subject to taxes or penalties, then the Bank shall, to the extent permitted under such laws, pay to the Executive a cash lump sum payment reasonably estimated to be equal to the amount of benefits (or the remainder of such amount) that Executive is no longer permitted to receive in-kind.  Such lump sum payment shall be required to be made no later than two and one-half months following Executive’s termination of employment, or if later, within two and one-half months following a determination that such payment would be illegal or subject to taxes or penalties.

7.	TERMINATION IN CONNECTION WITH A CHANGE IN CONTROL

(a)           Change in Control Defined.  For purposes of this Agreement, a “Change in Control” means any of the following events:

(i)
Merger:  The Company or the Bank merges into or consolidates with another entity, or merges another bank or corporation into the Bank or the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation;

(ii)
Acquisition of Significant Share Ownership:  There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s or the Bank’s voting securities; provided, however, this clause (ii) shall not apply to beneficial ownership of the Company’s or the Bank’s voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

(iii)
Change in Board Composition:  Individuals who constitute the Company’s or the Bank’s Board of Directors on the Effective Date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date whose election was approved by a vote of at least three-

quarters of the directors comprising the Incumbent Board, shall be, for purposes of this clause (iii) be considered as though he or she was a member of the Incumbent Board; or

(iv)	Sale of Assets: The Company or the Bank sells to a third party all or substantially all of its assets.

(b)           Termination.  If within the period ending one year after a Change in Control, (i) the Bank terminates Executive’s employment Without Cause, or (ii) Executive voluntarily terminates his employment With Good Reason, the Bank will, within ten (10) calendar days of the termination of Executive’s employment, make a lump-sum cash payment to Executive equal to two (2) times Executive’s Base Salary and average bonus earned (other than signing or retention bonuses) during the three (3) years prior to the year in which the termination occurs.  In addition, the Bank will cause to be continued for a period of two (2) years following such termination, at no cost to the Executive, life insurance and non-taxable medical and dental coverage substantially identical to the coverage maintained by the Bank for Executive prior to his termination, provided, however, that if earlier, such medical and dental coverage shall cease on the date Executive becomes eligible for Medicare coverage unless Executive is covered by family coverage or coverage for self and a spouse, in which case Executive’s family or spouse shall continue to be covered for the remainder of the two (2) year period.  Notwithstanding anything herein to the contrary, in the event a benefit is payable under this Section 7(a) and (b), no benefit will be payable under Section 6 of this Agreement.  Notwithstanding anything herein to the contrary, if as the result of any change in, or interpretation of, the laws applicable to the payments or provisions of benefits hereunder, such payments or provisions are deemed illegal or subject to taxes or penalties, then the Bank shall, to the extent permitted under such laws, pay to the Executive a cash lump sum payment reasonably estimated to be equal to the amount of benefits (or the remainder of such amount) that Executive is no longer permitted to receive in-kind.  Such lump sum payment shall be required to be made no later than two and one-half months following Executive’s termination of employment, or if later, within two and one-half months following a determination that such payment would be illegal or subject to taxes or penalties.

(c)           Separation from Service.  Notwithstanding Sections 7(a) or 7(b) above, Executive shall not be deemed to have been terminated following a Change in Control unless and until the Executive has a Separation from Service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  For purposes of this Agreement, a “Separation from Service” shall be interpreted consistent with Section 6(f)(iv) and Treasury Regulation Section 1.409A-1(h)(ii).   If Executive is a “Specified Employee,” as defined in Code Section 409A and any payment to be made under Section 7(b) shall be determined to be subject to Code Section 409A, then if required by Code Section 409A, such payment or a portion of such payment (to the minimum extent possible) shall be delayed and shall be paid on the first day of the seventh month following Executive’s Separation from Service.

(d)           Survival.  The provisions of this Section 7 and Sections 10 through 20, including the defined terms used in such sections, shall continue in effect until the later of the expiration of this Agreement or one year following a Change in Control.

(e)           Release.  Notwithstanding anything in this Agreement to the contrary, Executive shall not be entitled to any payments or benefits under this Agreement unless and until Executive executes a release of his claims against the Bank, the Company and their affiliates, and their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to the employment relationship other than claims for benefits under tax-qualified plans or other benefit plans in which Executive is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement.

8.	NOTICE

(a)           Notice of Termination.  A “notice of termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b)           Date of Termination.  “Date of termination” shall mean: (i) if Executive’s employment is terminated for Disability, thirty (30) days after a notice of termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), or (ii) if Executive’s employment is terminated for any other reason, the date specified in the notice of termination.

(c)           Good Faith Resolution.  If the party receiving a notice of termination desires to dispute or contest the basis or reasons for termination, the party receiving the notice of termination must notify the other party within thirty (30) days after receiving the notice of termination that such a dispute exists, and shall pursue the resolution of such dispute in good faith and with reasonable diligence pursuant to Section 17 of this Agreement.  During the pendency of any such dispute, the Bank shall not be obligated to pay Executive compensation or other payments beyond the date of termination.  Any amounts paid to Executive upon resolution of such dispute under this Section shall be offset against or reduce any other amounts due under this Agreement.

(d)           Delivery of Notice.  Any notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery, mailed  by prepaid registered or certified mail (return receipt requested) or delivered by recognized overnight courier, to the Bank at the address set forth in the first paragraph hereof or to the Executive at Executive’s last known address set forth in the Bank’s books and records.

9.	POST-TERMINATION OBLIGATIONS/NON-COMPETE

(a)           Non-Solicitation/Non-Compete.  Executive hereby covenants and agrees that, for a period of one (1) year following his termination of employment with the Bank (other than a termination of employment following a change in control), he shall not, without the written consent of the Bank, either directly or indirectly:

(i)	solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank, or of any holding company of the Bank, or any of their respective subsidiaries or affiliates, to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Bank, or of any holding company of the Bank, or any of their direct or indirect subsidiaries or affiliates, that has headquarters or offices within twenty-five (25) miles of any location(s) in which the Bank, or any holding company of the Bank, has business operations or has filed an application for regulatory approval to establish an office;

(ii)
become an officer, employee, consultant, director, independent contractor, agent, joint venturer, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity that competes with the business of the Bank, or any holding company of the Bank, or any of their direct or indirect subsidiaries or affiliates, that has headquarters or offices within twenty-five (25) miles of any location(s) in which the Bank, or any holding company of the Bank, has business operations or has filed an application for regulatory approval to establish an office; or

(iii)
solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank to terminate an existing business or commercial relationship with the Bank.

(b)           Confidentiality.  Executive recognizes and acknowledges that the knowledge of the business activities, plans for business activities, and all other proprietary information of the Bank, or any holding company of the Bank, as it may exist from time to time, are valuable, special and unique assets of the business of the Bank, or any holding company of the Bank.  Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities or any other similar proprietary information of the Bank, or any holding company of the Bank, to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by the Board or required by law.  Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank, or any holding company of the Bank.  Further, Executive may disclose information regarding the business activities of the Bank, or any holding company of the Bank, to any bank regulator having regulatory jurisdiction over the activities of the Bank, or any holding company of the Bank, pursuant to a formal regulatory request.  In the event of a breach or threatened breach by Executive of the provisions of this Section, the Bank, or any holding company of the Bank, will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank, or any holding company of the Bank, or any other similar proprietary information, or from rendering any services to any person, firm, corporation, or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed.  Nothing herein will be construed as prohibiting the Bank, or any holding company of the Bank, from pursuing any other remedies available to the Bank, or any holding company of the Bank, for such breach or threatened breach, including the recovery of damages from Executive.

(c)           Information/Cooperation.  Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may be reasonably required by the Bank, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between the Executive and the Bank or any of its subsidiaries or affiliates.  Executive shall be paid or reimbursed for all reasonable expenses incurred by Executive in connection with the rendering of such assistance to the Bank.  Such reimbursement shall occur no later than sixty (60) days after the end of the calendar year in which Executive incurs such expense.

(d)           Reliance.  All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section 9, to the extent applicable.  The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive’s breach of this Section 9, agree that, in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive and all persons acting for or with Executive. Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines of business than the Bank, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.  Nothing herein will be construed as prohibiting the Bank, or any holding company of the Bank, from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive.

10.	SOURCE OF PAYMENTS

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank.

11.	REQUIRED REGULATORY PROVISIONS

Notwithstanding anything herein contained to the contrary, any payments to Executive by the Bank or any holding company of the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

12.	NO ATTACHMENT; SUCCESSORS AND ASSIGNS

(a)           Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

(b)           This Agreement shall be binding upon, and inure to the benefit of Executive, the Bank and the Bank’s successors and assigns.

13.	ENTIRE AGREEMENT; MODIFICATION AND WAIVER

(a)           This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, except that the parties acknowledge that this Agreement shall not affect any of the rights and obligations of the parties  under any agreement or plan entered into with or by the Bank pursuant to which the Executive may receive compensation or benefits except as set forth in Section 6(d) hereof.

(b)           This Agreement may not be modified or amended except by an instrument in writing signed by each of the parties hereto.

(c)           No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

14.	SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

15.	HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

16.	GOVERNING LAW

This Agreement shall be governed by the laws of the State of New Jersey but only to the extent not superseded by federal law.

17.	ARBITRATION

Any dispute or controversy arising under or in connection with this Agreement, other than a dispute in connection with Section 9 hereof, shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator, mutually acceptable to the Bank and Executive, sitting in a location selected by the Bank within fifty (50) miles from the main office of the Bank, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes (“National Rules”) then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The Bank and the Executive shall each pay one-half of the fees and expenses of the single arbitrator and the payment of the Executive’s legal fees shall be determined under Section 18 of this Agreement.

18.	PAYMENT OF LEGAL FEES

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, provided that the dispute or interpretation has been settled by Executive and the Bank or resolved in Executive’s favor, and such reimbursement shall occur no later than sixty (60) days after the end of the year in which the dispute is settled or resolved in Executive’s favor.  The Executive shall be responsible for all legal fees paid or incurred by Executive if the dispute or interpretation is resolved in the Bank’s favor.

19.	INDEMNIFICATION

(a)           Indemnification.  The Bank agrees to indemnify Executive (and his heirs, executors, and administrators), and to advance expenses related to this indemnification, to the fullest extent permitted under applicable law and regulations against any and all expenses and liabilities that Executive reasonably incurs in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his service as a director or officer of the Bank, the Company, or any of its subsidiaries (whether or not he continues to be a director or officer at the time of incurring any such expenses or liabilities).  Covered expenses and liabilities include, but are not limited to, judgments, court costs, and attorneys’ fees and the costs of reasonable settlements, subject to Board approval, if the action is brought against Executive in his capacity as an officer or director of the Bank or any of its subsidiaries.  Indemnification for expenses will not extend to matters related to Executive’s termination for Cause.  Notwithstanding anything in this Section 19 to the contrary, the Bank will not be required to provide indemnification prohibited by applicable law or regulation.  The obligations of this Section 19 will survive the term of this Agreement by a period of six (6) years.

(b)           Insurance.  During the period for which the Bank must indemnify Executive, the Bank will provide Executive with coverage under a directors’ and officers’ liability policy at the Bank’s expense, that is at least equivalent to the coverage provided to directors and senior executives of the Bank.

20.	SUCCESSORS AND ASSIGNS

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

SIGNATURES

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officers, and Executive has signed this Agreement, effective as of the day and date first set forth above.

ATTEST:		CAPE BANK

/s/ Joan B. Ditmars	By:	/s/ Matthew J. Reynolds
Name: Matthew J. Reynolds
Title: Compensation Committee Chairman

WITNESS:		EXECUTIVE

/s/ Guy Hackney	By:	/s/ Michael D. Devlin
Michael D. Devlin